Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

December 31, 2010

between

HERBST GAMING, LLC

The SUBSIDIARY GUARANTORS Party Hereto

The LENDERS Party Hereto

and

WILMINGTON TRUST COMPANY,

as Administrative Agent

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SCHEDULE 1	-	Lenders/Loans
SCHEDULE 2	-	Subsidiaries
SCHEDULE 3	-	Real Property
SCHEDULE 4	-	Bank Accounts
SCHEDULE 5	-	Existing Indebtedness
SCHEDULE 6	-	Existing Liens
SCHEDULE 7	-	Post-Closing Items

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Security Agreement
EXHIBIT C	-	Form of Assumption Agreement
EXHIBIT D	-	Form of Financial Compliance Certificate

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CREDIT AGREEMENT dated as of December 31, 2010, between HERBST GAMING, LLC, as Borrower, the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, and WILMINGTON TRUST COMPANY, as Administrative Agent.

Herbst Gaming, Inc. (“Herbst”) and its Subsidiaries (together with Herbst, the “Herbst Entities”) have commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”), and the Herbst Entities have continued to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

By order, dated January 22, 2010, the Bankruptcy Court confirmed the Debtors’ First Amended Joint Plan of Reorganization, filed on July 22, 2009 (as amended, supplemented or otherwise modified from time to time, the “Plan of Reorganization”), in accordance with section 1129 of the Bankruptcy Code.

Pursuant to the Plan of Reorganization, the Borrower and the Subsidiary Guarantors are herewith entering into this Agreement and the other Loan Documents to partially satisfy the Prepetition Credit Agreement as provided in the Plan of Reorganization and to consummate the Plan of Reorganization and, in connection therewith, the initial Lenders are hereby deemed to have made, in the aggregate, $350,000,000 aggregate principal amount of Loans.

The Borrower has agreed to secure all of its Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a Lien on substantially all of its assets, including a pledge of all of the Equity Interests of its Subsidiaries.

The Subsidiary Guarantors have agreed (i) to secure their respective Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Subsidiaries, and (ii) to guarantee the Guaranteed Obligations (as defined below).

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

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“Administrative Agent” means WTC, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person shall mean the possession, direct or indirect, of the power to vote 10% or more of the Voting Shares of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such Voting Shares, by contract or otherwise.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1.00%, (c) the Base Floor Rate, and (d) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.   Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Loans hereunder represented by the aggregate amount of such Lender’s Loans hereunder.

“Applicable Rate” means, (a) with respect to any ABR Loan, 6.50% per annum, and (b) with respect to any Eurodollar Loan, 7.00% per annum.

“Approved Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.  With respect to any Lender, Approved Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which such Lender may leverage its investments from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumption Agreement” means an Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 6.10(a), is required to become a “Subsidiary Guarantor” hereunder and an “Obligor” under the Security Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Base Floor Rate” means a rate equal to 4.00% per annum.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Herbst Gaming, LLC, a Nevada limited liability company.

“Borrowing” means (a) ABR Loans made, converted or continued on the same date or (b) Eurodollar Loans made, converted or continued on the same date that have the same Interest Period.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a borrowing, a continuation or a conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Borrower or any of its Subsidiaries to acquire or construct fixed assets, plants and equipment and any other assets that in accordance with GAAP are required to be capitalized (including renewals, improvements and replacements) during such period computed in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (i) cash; (ii) certificates of deposit, time deposits and bankers’ acceptances, in each case with maturities of three months or less from the date of acquisition and with a Qualified Bank; (iii) demand deposits and overnight bank deposits, in each case with a Qualified Bank; (iv) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (b) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; and (v) shares of any money market mutual fund that has substantially all of its assets invested continuously in the types of investments referred to above.

“Cash Management Agreement” means any agreement or arrangement relating to any cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, or in connection with any automated clearing house transfers of funds.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the Voting Shares of the Borrower; (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall be occupied by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by managers so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Chapter 11 Cases” has the meaning set forth in the recitals hereto.

“Code” means the Internal Revenue Code of 1986, as now and hereafter in effect, or any successor statute.

“Collateral” has the meaning set forth in the Security Agreement.

“Confirmation Order” has the meaning set forth in Section 5.01(b).

“Consolidated Net Income” means, for any period (a) the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus, in each case to the extent included in such net income (or loss), (b) the sum of:

(i)            the net income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, plus

(ii)           the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, plus

(iii)          the net income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus

(iv)          any after-tax gains attributable to asset sales or returned surplus assets of any Plan (less any losses attributable to asset sales or returned surplus assets of any Plan).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Incurrence” means the incurrence by the Borrower or any of its Subsidiaries after the Effective Date of any Indebtedness.

“Debt Service” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

(a) all regularly scheduled payments or prepayments of principal of Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations, but excluding repayments of any revolving credit Indebtedness except to the extent the obligation of the relevant lenders to make such revolving credit available is permanently reduced or terminated in connection with such repayments) made during such period plus (b) all Interest Expense for such period.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Accounts” has the meaning assigned to such term in the Security Agreement.

“Disposition” means any conveyance, sale, lease, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any other Person, provided that solely for the purposes of the definition of “Net Available Proceeds” and Section 2.04(b)(iii), any such conveyance, sale, lease, assignment, transfer or other disposition (in one transaction or a series of related transactions), yielding aggregate cash proceeds, net of each of the items described in the first proviso of the definition of “Net Available Proceeds”, of an amount less than $25,000, shall not be a “Disposition”.  “Dispose” and “Disposed of” have meanings correlative thereto.

“Disqualified Lender” means any Person that has been denied an approval or a license, or otherwise found unsuitable, under the Gaming Laws applicable to the Borrower and its Subsidiaries.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means , for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis (and assuming for purposes of any such period including a period prior to the Effective Date that “the Borrower and its Subsidiaries” includes the Borrower’s immediate predecessor and its Subsidiaries) equal to:

(a)           the sum, without duplication, of the amounts for such period of:

(i)            Consolidated Net Income, plus

(ii)           Interest Expense, plus

(iii)          provisions for taxes based on income (including the Tax Payment Amount), plus

(iv)          total depreciation expense, plus

(v)           total amortization expense (including amortization of intangibles and goodwill), plus

(vi)                              other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus

(vii)                           extraordinary losses reducing Consolidated Net Income, plus

(viii)                        cash restructuring charges or reserves (including severance and relocation costs) relating to the Plan of Reorganization, acquisitions or consolidation of operations, minus

(b)           the sum, without duplication, of the amounts for such period of:

(i)                                     other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus

(ii)           interest income, plus

(iii)          extraordinary gains increasing Consolidated Net Income.

“Effective Date” means the date on which the conditions specified in Article V are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities, and including any Lien filed against any property covered by the Mortgages or any part of the property thereunder in favor of any governmental entity) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, member’s or membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means (a) any issuance or sale by the Borrower or any of its Subsidiaries of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower or any of its Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that “Equity Issuance” shall not include (x) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or (y) any capital contribution by the Borrower to any wholly owned Subsidiary of the Borrower.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as now and hereafter in effect, or any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (h) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excess Cash Flow” means, for any period, an amount (if positive) determined for the Borrower and its Subsidiaries on a consolidated basis equal to:

(a)           the sum, without duplication, of:

(i)            EBITDA for such period; plus

(ii)           cash extraordinary gains increasing Consolidated Net Income; minus

(b)           the sum, without duplication, of:

(i)                                     Capital Expenditures permitted under Section 7.10(a) made during such period (other than any Capital Expenditures made with the proceeds of Indebtedness permitted to be incurred after the date hereof under Section 7.01); plus

(ii)           the aggregate amount of Debt Service for such period; plus

(iii)                               provisions for current taxes based on income of the Borrower and its Subsidiaries and payable in cash with respect to such period; plus

(iv)                              all Restricted Payments made or permitted to be made for such period pursuant to clause (c) of the proviso to Section 7.06 during such period; plus

(v)                                 cash extraordinary losses decreasing Consolidated Net Income; plus

(vi)                              cash restructuring charges or reserves (including severance and relocation costs) relating to the Plan of Reorganization, acquisitions or consolidation of operations

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.10(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.10(a).

“Exempted Bank Accounts” means any deposit account or securities account maintained by any Obligor so long as (and only so long as) the average daily balance (calculated at the close of business on each Business Day) in such deposit account or securities account during any calendar month does not exceed $25,000 at any time, provided that if the aggregate amount of such average daily balances of all deposit accounts and securities accounts maintained at any one financial institution exceeeds $250,000, then each such deposit account and securities account maintained at such financial institution shall not be “Exempted Bank Accounts”.

“Extraordinary Receipts” means any cash received by or paid to or for the account of the Borrower or any of it Subsidiaries not in the ordinary course of business, including any foreign, United States of America, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement and proceeds of insurance (excluding, however, any Net Available Proceeds of any Causalty Event subject to section 2.04(b)(i)).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of

1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Flood Laws” has the meaning set forth in Section 4.13.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gaming Board” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) Iowa Racing and Gaming Commission, (d) Iowa Division of Criminal Investigation, Gaming Enforcement Bureau, (e) the Missouri Gaming Commission and (f) any other Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower and its Subsidiaries within its jurisdiction.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower and its Subsidiaries within its jurisdiction.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 3.01.

“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders and each other holder from time to time of a Guaranteed Obligation.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Herbst” has the meaning set forth in the recitals hereto.

“Herbst Entities” has the meaning set forth in the recitals hereto.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that trade accounts incurred in the ordinary course of business shall not constitute Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Coverage Ratio” means, as at any date, the ratio of (a) EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date to (b) Interest Expense for such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.02.

“Interest Expense” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP, and assuming for purposes of any such period including a period prior to the Effective Date that “the Borrower and its Subsidiaries” includes the Borrower’s immediate predecessor and its Subsidiaries), of all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) paid or accrued during such period (including all discounts paid in cash and all commitment fees and other fees paid or accrued in respect of any Indebtedness).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar month, and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

“Interest Period” means, for any Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as specified in the applicable Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Investment” means, for any Person, (a) the acquisition (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 45 days arising in connection with the provision of services or sale of inventory or supplies by such Person in each case in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as at any date, the ratio of (a) all Indebtedness of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) as at such date, to (b) EBITDA for the period of four fiscal quarters ending on or the most recently ended prior to such date.

“LIBO Floor Rate” means a rate equal to 3.00% per annum.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the greater of (a) the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period and (b) the LIBO Floor Rate.  If the rate to be determined for the forgoing clause (a) is not available at such time for any reason, then such rate shall be the rate at which Dollar deposits of $5,000,000 for a maturity comparable to such Interest Period are offered by the principal London office of Bank of America, N.A. in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of the Borrower or any of its Subsidiaries.

“Loan Documents” means, collectively, this Agreement, the Security Documents, each Assumption Agreement, any other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or other obligation hereunder or under the other Loan Documents (including any fee letter) and any amendment, waiver, supplement, joinder, accession or modification to the foregoing.

“Loans” means the loans deemed made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents, (d) the legality, validity, binding effect, or enforceability against an Obligor of a Loan Document to which it is a party or (e) the collateral or the Administrative Agent’s Liens (on behalf of itself and the Lenders) under the Security Documents or the priority of such Liens.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the date five years after the date hereof, or, if such date is not a Business Day, the immediately preceding Business Day.

“Mortgages” means, collectively, one or more mortgages and deeds of trust (or equivalent instruments) executed by an Obligor in favor of the Administrative Agent for the benefit of the Secured Parties and covering the properties and leasehold interests identified in Schedule 3.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Proceeds” means:

(a)           in the case of any Disposition, the aggregate amount of all cash payments received by the Borrower and its Subsidiaries directly or indirectly in connection with such Disposition, provided that (i) Net Available Proceeds shall be net of (x) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower and its Subsidiaries in connection with such Disposition, (y) reserves established by the Borrower or any of its Subsidiaries in accordance with GAAP against indemnification obligations, purchase price adjustments and other liabilities reasonably anticipated and directly attributable to such Disposition (provided that, to the extent and at any time such amounts are released from such reserve without being applied to such liabilities, then such amounts shall be deemed Net Available Proceeds) and (z) any Federal, state or local income or other taxes estimated to be payable by the Borrower and its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local Governmental Authority within 18 months of the date of such Disposition) and (ii) Net Available Proceeds shall be net of any repayments by the Borrower or any of its Subsidiaries of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition, and provided further that if (A) the Borrower shall deliver a certificate of a Financial Officer of the Borrower to the Administrative Agent at or prior to the receipt of such Net Available Proceeds for such Disposition, setting forth the Borrower’s intent to reinvest such Net Available Proceeds in assets of a kind then used or usable in the business of the Borrower or any of its Subsidiaries within 180 days of receipt thereof and (B) no Event of Default shall have occurred and be continuing at the time of delivery of such certificate, then such Net Available Proceeds up to an aggregate amount equal to $10,000,000 in any fiscal year shall not constitute Net Available Proceeds except to the extent not so reinvested at the end of such 180-day period (at which time such Net Available Proceeds shall be deemed Net Available Proceeds);

(b)           in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other cash compensation received by the Borrower and its Subsidiaries in respect of such Casualty Event net of (i) reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by the Borrower or any of its Subsidiaries in respect of such Casualty Event, provided that, if (A) the Borrower shall deliver a certificate of a Financial Officer of the Borrower to the Administrative Agent at or prior to the receipt of such cash payments, (x) setting forth the Borrower’s intent to apply such proceeds to the repair or restoration of the property subject to such Casualty Event within 180 days of receipt of such proceeds or to the reimbursement of Capital Expenditures made with respect to any such repair or restoration after the Casualty Event but prior to the receipt of such proceeds and (y) certifying that the repair or restoration of the property subject to such Casualty Event to a condition substantially similar to the condition of such property immediately prior to the event or events to which such Casualty Event relates is technically and economically feasible within such 180-day period and that a sufficient amount of funds is or will be available to make such repairs and restorations, and (B) no Event of Default shall have occurred and shall be continuing at the time of delivery of such certificate, then such proceeds shall not constitute Net Available Proceeds except to the extent not so used at the end of such 180-day period (at which time such proceeds shall be deemed to be Net Available Proceeds)

(c)           in the case of any Equity Issuance, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Equity Issuance net of reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith; and

(d)           in the case of any Debt Incurrence, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Debt Incurrence net of reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith.

“Obligor” means the Borrower and each Subsidiary Guarantor.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means any Person to whom a participation is sold as permitted by clause (d) of Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8.01 or Liens securing appeal or other surety bonds related to such judgments;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)           title exceptions listed on Schedule B to any title policy delivered in accordance with Schedule 7 or Section 6.10(c); and

(h)           licenses of patents, trademarks and other intellectual property rights granted by any of the Borrower or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” has the meaning set forth in the recitals hereto.

“Prepetition Agent” means Wilmington Trust Company, as administrative agent for the Prepetition Lenders.

“Prepetition Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of January 3, 2007, by and among Herbst, the Prepetition Agent and the Prepetition Lenders, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Prepetition Lenders” means the “Lenders” party to the Prepetition Credit Agreement immediately prior to the commencement of the Chapter 11 Cases.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate”.  Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Qualified Bank” means any commercial bank organized under the laws of the United States of America or any state thereof that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000.

“Register” has the meaning set forth in Section 10.04(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having outstanding Loans representing more than 50% of the sum of the total outstanding Loans.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any option, warrant or other right to acquire any such Equity Interests of the Borrower.

“Secured Obligations” has the meaning assigned to such term in the Security Agreement.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit B between the Borrower, the Subsidiary Guarantors and the Administrative Agent.

“Security Documents” means, collectively, the Security Agreement, the Mortgages, the Trademark Security Agreement and any other collateral agreement, intercreditor agreement, mortgage, deed of trust, license or sub-license agreement or account control agreement delivered in connection with the Loan Documents, and all Uniform Commercial Code financing statements required by such documents to be filed with respect to the security interests in personal property and fixtures created pursuant to such documents.

“Statutory Reserve Rate” means, for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.10(a).

“Tax Payment Amount” shall mean, for any period, an amount not exceeding the amount of Federal, state and local income taxes the Borrower would otherwise have paid in the event it was a separate corporation (other than an “S corporation” within the meaning of Section 1361 of the Code) for such period and all prior periods (taking into account carryforwards of net operating losses and other tax attributes that would have been available to such corporation).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trademark Security Agreement” means the trademark security agreement dated on or about the date hereof and executed and delivered by the Borrower and each of the Subsidiary Guarantors.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement or the other Loan Documents to which such Obligor is intended to be a party and the deemed borrowing of Loans.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Voting Shares” means, with respect to any Person, any class or classes of capital stock or other ownership interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“WTC” means Wilmington Trust Company.

SECTION 1.02 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, supplemented or modified from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01  The Loans.  In partial satisfaction of the Prepetition Credit Agreement, each Lender shall be deemed to have made, on the Effective Date, Loans to the Borrower in an amount equal to the amount set forth opposite such Lender’s name on Schedule 1. Amounts prepaid or repaid in respect of Loans may not be reborrowed.

SECTION 2.02 Interest Elections.

(a)           Elections by the Borrower.  The Loans comprising the Borrowing on the Effective Date shall be a Eurodollar Borrowing and shall have a one month Interest Period. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing; provided that there shall not at any time be more than five Borrowings outstanding.

(b)           Limitation on Interest Period.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert to or continue as a Eurodollar Borrowing any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

(c)           Notice of Elections.  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(d)           Content of Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(b).

(e)           Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate.  At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Alternate Base Rate promptly following the public announcement of such change.

(f)            Failure to Elect; Events of Default.  If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Eurodollar Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected an Interest Period of one month’s duration and such Borrowing shall be continued as a Eurodollar Borrowing.

Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.03 Repayment of Loans; Evidence of Debt.

(a)           Repayment.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on the Maturity Date.

(b)           Manner of Payment.  Prior to any repayment or prepayment of any Borrowings hereunder, and subject (in the case of a prepayment) to any applicable provisions of Section 2.04, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 12:00 noon, New York City time, (i) three Business Days before the scheduled date of such repayment or Eurodollar Borrowings and (ii) on the date of such prepayment of ABR Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).  Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c)           Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e)           Effect of Entries.  The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein and, in the case of said paragraph (d) shall be consistent with the Register;

provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            Promissory Notes.  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.04 Prepayment of Loans.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)           Mandatory Prepayments.  Subject to Section 8.02 with respect to application of payments following the occurrence and during the continuance of an Event of Default, the Borrower will prepay the Loans as follows:

(i)            Casualty Events.  Within five Business Days following the receipt by the Borrower or any of its Subsidiaries of the proceeds of insurance, a condemnation award or other compensation in respect of any Casualty Event affecting any property of the Borrower or any of its Subsidiaries (or upon such earlier date as the Borrower or such Subsidiary, as the case may be, shall have determined not to repair or replace the property affected by such Casualty Event), the Borrower shall prepay the Loans, in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event. Notwithstanding the foregoing, in the event that a Casualty Event shall occur with respect to property covered by the Mortgages, the Borrower shall prepay the Loans on the dates, and in the amounts of the required prepayments, specified in the Mortgages, to the extent applicable.  Nothing in this paragraph shall be deemed to limit any obligation of the Borrower or any of its Subsidiaries pursuant to any of the Security Documents to remit to a collateral or similar account maintained by the Administrative Agent pursuant to any of the Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event.

(ii)           Equity Issuance.  Upon any Equity Issuance, the Borrower shall prepay the Loans, in an aggregate amount equal to 100% of the Net Available Proceeds thereof.

(iii)          Sale of Assets.  In the event that the Net Available Proceeds of any Disposition (herein, the “Current Disposition”), and of all prior Dispositions as to which a prepayment has not yet been made under this paragraph, shall exceed $1,000,000 in the aggregate in any fiscal year then, no later than ten Business Days after the occurrence of the Current Disposition, the Borrower will deliver to the Lenders a statement, certified by a Financial Officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, of the amount of the Net Available Proceeds of the Current Disposition (and all such prior Dispositions) and will prepay the Loans in an aggregate amount equal to 100% of the Net Available Proceeds of the Current Disposition (and all such prior Dispositions) to the extent in excess of $1,000,000 in the aggregate in any fiscal year.

(iv)          Debt Incurrence.  Upon any Debt Incurrence, the Borrower shall prepay the Loans, in an aggregate amount equal to 100% of the Net Available Proceeds thereof.

(v)           Extraordinary Receipts.  Not later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the Loans in an aggregate amount equal to such Extraordinary Receipts.

(vi)          Excess Cash Flow.  Within two Business Days of the date on which the financial statements required to be delivered pursuant to Section 6.01(a) shall have been delivered and, in any event, not later than the date 90 days after the end of each fiscal year of the Borrower ending after the date hereof beginning with fiscal year 2011, the Borrower shall prepay the Loans in an aggregate amount equal to 75% of Excess Cash Flow for such fiscal year.

(c)           Notices, Etc.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, any other information required to be in such notice pursuant to Section 2.03(b) and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment (i) in the case of prepayment of a Eurodollar Borrowing, shall be in the principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) in the case of prepayment of an ABR Borrowing, shall be in the principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof, except in each case as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(d)           Prepayment Premium.  Each mandatory prepayment pursuant to Sections 2.04(b)(ii), (iii) and (iv) and each optional prepayment shall be accompanied by a prepayment premium equal to (i) if such prepayment is made on or prior to the first anniversary of the Effective Date, 3.00% of the principal amount of such prepayment, (ii) if such prepayment is made after the first anniversary of the Effective Date and on or prior to the second anniversary of the Effective Date, 2.00% of the principal amount of such prepayment, (iii) if such prepayment is made after the second anniversary of the Effective Date and on or prior to the third anniversary of the Effective Date, 1.00% of the principal amount of such prepayment, and (iv) if such prepayment is made after the third anniversary of the Effective Date, zero.

SECTION 2.05 Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

SECTION 2.06 Interest.

(a)           ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b)           Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.

(c)           Default Interest.  Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest on the Loans or any fees or other amounts owed under the Loan Documents, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans); provided that, in the case of Eurodollar Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Loans shall thereupon become ABR Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans.  Payment or acceptance of the increased rates of interest provided for in this paragraph is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

(d)           Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand; (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)           Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07 Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing.

SECTION 2.08 Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.09 Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of the Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.12(b) of any Eurodollar Loan other than on the last day of the Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.10 Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)            Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.11 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           Payments by the Obligors.  Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.08, Section 2.09 or Section 2.10, or otherwise), or under any other Loan Document (except to the extent otherwise provided therein), prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention of James A. Hanley, except as otherwise expressly provided in the relevant Loan Document and except payments pursuant to Section 2.08, Section 2.09, Section 2.10 and Section 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           Pro Rata Treatment.  Except to the extent otherwise provided herein, (i) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Loans that are to be included in such Borrowing (in the case of conversions or continuations of Loans), (ii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Loans held by them; and (iii) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower, any Subsidiary thereof or any Affiliate of the Borrower (other than any Lender or any Affiliate thereof), as to which the provisions of this paragraph shall apply.

Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

(e)           Payments by the Borrower; Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the

Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.11(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Section 2.11(e) until all such unsatisfied obligations are fully paid.

SECTION 2.12 Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.08, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, then such Lender shall use its commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or Section 2.10, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If (x) any Lender requests compensation under Section 2.08, (y) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10 or (z) any Lender does not provide its consent with respect to an amendment, modification or waiver requested pursuant to Section 10.02 with respect to any provisions of this Agreement that require the consent of 100% of the Lenders but consent with respect to such matter shall have been obtained from Lenders having outstanding Loans representing more than 50% of the sum of the total outstanding Loans, then the Borrower may, at its sole expense and effort, upon notice to any such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.04;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          in the case of any such assignment resulting from a non-consenting Lender under Section 10.02, the assignee Lender shall consent, at the time of such assignment, to each applicable requested matter; and

(v)           such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

GUARANTEE

SECTION 3.01 The Guarantee.  The Subsidiary Guarantors hereby unconditionally jointly and severally guarantee, as primary obligor and not merely as surety, to the Administrative Agent for the benefit of the Guaranteed Parties (i) the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and all fees, indemnification obligations and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter payable or becoming payable or now existing or hereafter arising, by the Borrower under this Agreement and by any Obligor under the Loan Documents and (ii) all obligations of the Obligors to U.S. Bank National Association under any Cash Management Agreement, in each case strictly in accordance with the terms thereof, including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy, insolvency or other similar proceeding with respect to the Borrower or any other Obligor, whether or not such interest or expenses are allowed as a claim in such proceeding (collectively, the “Guaranteed Obligations”).  The Subsidiary Guarantors hereby further unconditionally jointly and severally agree that (a) if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and (b) in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the Guaranteed Obligations will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.  This is a continuing guaranty and is a guaranty of payment and not merely of collection, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.02 Acknowledgments, Waivers and Consents.  Each Subsidiary Guarantor agrees that its obligations under this Section shall, to the fullest extent permitted by applicable law, be primary, absolute, irrevocable and unconditional under any and all circumstances and shall apply to any and all Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, each Subsidiary Guarantor agrees that:

(a)           Guarantee Absolute.  The occurrence of any one or more of the following shall not affect the enforceability of this Article III in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of such Subsidiary Guarantor, or the rights, remedies, powers and privileges of any of the Guaranteed Parties, under this Article III:

(i)            any modification or amendment (including by way of amendment, extension, renewal or waiver), or any acceleration or other change in the manner or time for payment or performance, of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to the Guaranteed Obligations;

(ii)           any release, termination, waiver, abandonment, lapse, expiration, subordination or enforcement of any other guaranty of or insurance for any of the Guaranteed Obligations, or the non-perfection or release of any collateral for any of the Guaranteed Obligations;

(iii)          any application by any of the Guaranteed Parties of the proceeds of any other guaranty of or insurance for any of the Guaranteed Obligations to the payment of any of the Guaranteed Obligations;

(iv)          any settlement, compromise, release, liquidation or enforcement by any of the Guaranteed Parties of any of the Guaranteed Obligations;

(v)           the giving by any of the Guaranteed Parties of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, the Borrower or any other Person, or to any disposition of any shares by the Borrower or any other Person;

(vi)          any proceeding by any of the Guaranteed Parties against the Borrower or any other Person or in respect of any collateral for any of the Guaranteed Obligations, or the exercise by any of the Guaranteed Parties of any of their rights, remedies, powers and privileges under the Loan Documents, regardless of whether any of the Guaranteed Parties shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Article III;

(vii)         the entering into any other transaction or business dealings with the Borrower or any other Person; or

(viii)        any combination of the foregoing.

(b)           Waiver of Defenses.  The enforceability of this Article III and the liability of the Subsidiary Guarantors and the rights, remedies, powers and privileges of the Guaranteed Parties under this Article III shall not be affected, limited, reduced, discharged or terminated, and each Subsidiary Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(i)            the illegality, invalidity or unenforceability of any of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to any of the Guaranteed Obligations;

(ii)           any disability or other defense with respect to any of the Guaranteed Obligations, including the effect of any statute of limitations, that may bar the enforcement thereof or the obligations of such Subsidiary Guarantor relating thereto;

(iii)          the illegality, invalidity or unenforceability of any other guaranty of or insurance for any of the Guaranteed Obligations or any lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for any of the Guaranteed Obligations;

(iv)          the cessation, for any cause whatsoever, of the liability of the Borrower or any Subsidiary Guarantor with respect to any of the Guaranteed Obligations (other than, subject to Section 3.03, by reason of the payment thereof);

(v)           any failure of any of the Guaranteed Parties to marshal assets, to exhaust any collateral for any of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against the Borrower or any other Person, or to take any action whatsoever to mitigate or reduce the liability of any Subsidiary Guarantor under this Article III, the Guaranteed Parties being under no obligation to take any such action notwithstanding the fact that any of the Guaranteed Obligations may be due and payable and that the Borrower or any Subsidiary Guarantor may be in default of its obligations under any Loan Document;

(vi)          any counterclaim, set-off or other claim which the Borrower or any Subsidiary Guarantor has or claims with respect to any of the Guaranteed Obligations;

(vii)         any failure of any of the Guaranteed Parties to file or enforce a claim in any bankruptcy, insolvency, reorganization or other proceeding with respect to any Person;

(viii)        any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against the Borrower or any other Person, including any discharge of, or bar, stay or injunction against collecting, any of the Guaranteed Obligations (or any interest on any of the Guaranteed Obligations) in or as a result of any such proceeding;

(ix)          any action taken by any of the Guaranteed Parties that is authorized by this Section or otherwise in this Article III or by any other provision of any Loan Document, or any omission to take any such action; or

(x)           any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(c)           Waiver of Set-off and Counterclaim, Etc.  Each Subsidiary Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Guaranteed Parties, any right of set-off and counterclaim with respect to payment of its obligations hereunder, and all diligence, presentment, demand for payment or performance, notice of nonpayment or nonperformance, protest, notice of protest, notice of dishonor and all other notices or demands whatsoever, and any requirement that any of the Guaranteed Parties exhaust any right, remedy, power or privilege or proceed against any Obligor under this Agreement or any other Loan Document or other agreement or instrument referred to herein or therein, or against any other Person, and all notices of acceptance of this Article III or of the existence, creation, incurrence or assumption of new or additional Guaranteed Obligations.  Each Subsidiary Guarantor further expressly waives the benefit of any and all statutes of limitation, to the fullest extent permitted by applicable law.

(d)           Other Waivers.  Each Subsidiary Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Guaranteed Parties, any right to which it may be entitled:

(i)            that the assets of the Borrower or any Subsidiary Guarantor first be used, depleted and/or applied in satisfaction of the Guaranteed Obligations prior to any amounts being claimed from or paid by such Subsidiary Guarantor;

(ii)           to require that the Borrower or any Subsidiary Guarantor be sued and all claims against the Borrower or any Subsidiary Guarantor be completed prior to an action or proceeding being initiated against such Subsidiary Guarantor; and

(iii)          to have its obligations hereunder be divided among the Subsidiary Guarantors, such that each Subsidiary Guarantor’s obligation would be less than the full amount claimed.

SECTION 3.03 Reinstatement.  The obligations of each Subsidiary Guarantor under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Person in respect of the Guaranteed Obligations is rescinded or must otherwise be restored by any holder of any of the Guaranteed Obligations, whether as a result of any bankruptcy, insolvency or reorganization proceeding or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Guaranteed Parties on demand for all costs and expenses (including fees of counsel) incurred by them in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or the like under any bankruptcy, insolvency, reorganization or similar law.

SECTION 3.04 Subrogation.  Each Subsidiary Guarantor agrees that, until the final payment in full of all Guaranteed Obligations under this Agreement, such Subsidiary Guarantor shall not exercise any right or remedy arising by reason of any performance by such Subsidiary Guarantor of its obligations hereunder, whether by subrogation, reimbursement, contribution or otherwise, against the Borrower or any other Person or any collateral for any of the Guaranteed Obligations.

SECTION 3.05 Remedies.  Each Subsidiary Guarantor agrees that, as between such Subsidiary Guarantor and the Guaranteed Parties, the obligations of the Borrower under this Agreement and the other Loan Documents may be declared to be forthwith due and payable as provided herein (and shall become automatically due and payable in the circumstances provided herein) for purposes of Section 3.01, notwithstanding any bar, stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower, and that, in the event of such declaration (or such obligations becoming automatically due and payable), such obligations shall forthwith become due and payable by such Subsidiary Guarantor for purposes of Section 3.01.

SECTION 3.06 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Subsidiary Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any of the Guaranteed Obligations, each other Subsidiary Guarantor shall, on written demand of such Excess Funding Subsidiary Guarantor (but subject to the immediately following sentence), pay to such Excess Funding Subsidiary Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Subsidiary Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Subsidiary Guarantor to any Excess Funding Subsidiary Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the Guaranteed Obligations and such Excess Funding Subsidiary Guarantor shall not exercise any right or remedy with respect to such excess until payment in full of all of the Guaranteed Obligations.

For purposes of this Section, (i) “Excess Funding Subsidiary Guarantor” means a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of the Guaranteed

Obligations, (ii) “Excess Payment” means the amount paid by an Excess Funding Subsidiary Guarantor in excess of its Pro Rata Share of the Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities of all of the Subsidiary Guarantors (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Obligors under the Loan Documents), determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the date hereof, as of the date hereof, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 3.07 General Limitation on Guaranteed Obligations.  In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.06, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Guaranteed Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower (as to itself and each of its Subsidiaries) represents and warrants to the Administrative Agent and the Lenders that:

SECTION 4.01 Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, is licensed in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02 Authorization; Enforceability. The Transactions are within each Obligor’s limited liability company, corporate or other equivalent powers and have been duly authorized by all necessary limited liability company, corporate or other equivalent action and, if required, by all necessary member, shareholder, partner or other equivalent action.  This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03 Governmental Approvals; No Conflicts.  Except as set forth in the Confirmation Order (and the related conclusions of law and findings of fact), the Transactions:

(a)           do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents,

(b)           will not violate any applicable law or regulation or any order of any Governmental Authority, in each case except to the extent such violation could not reasonably be expected to have a Material Adverse Effect,

(c)           will not violate any charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries,

(d)           will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, in each case except to the extent such violation or default could not reasonably be expected to have a Material Adverse Effect, and

(e)           except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.04 Properties.

(a)           Property Generally.  Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Intellectual Property.  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower and its Subsidiaries, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 4.05 Litigation and Environmental Matters.

(a)           Actions, Suits and Proceedings.  There are no motions, actions, suits or proceedings by or before the Bankruptcy Court or any other court of competent jurisdiction or arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or other party-in-interest as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to adversely affect (i) the Plan of Reorganization in any material respect, (ii) the post-consummation business of the Borrower and its Subsidiaries except as could not reasonably be expected to have a Material Adverse Effect or (iii) the validity and enforceability of the Loan Documents against the Borrower and its Subsidiaries in any material respect.

(b)           Environmental Matters.  Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts, events or circumstances that could give rise to any Environmental Liability of the Borrower or any of its Subsidiaries.

SECTION 4.06 Compliance with Laws and Agreements.  After giving effect to the Plan of Reorganization, each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments, binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  After giving effect to the Plan of Reorganization, no Default has occurred and is continuing or would result from the consummation of the Transactions.

SECTION 4.07 Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.08 Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all federal, state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all federal, state and other material Taxes required to have been paid by it, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.09 ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of all such underfunded Plans.

SECTION 4.10 Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken as a whole and as updated or superseded from time to time contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made and the time they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 4.11 Use of Credit.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan deemed made hereunder will be used to buy or carry any Margin Stock.

SECTION 4.12 Subsidiaries.

(a)           Subsidiaries.  Set forth in Schedule 2 is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, and as of the Effective Date (after giving effect to the transactions contemplated to occur on or before the Effective Date), together with, for each such Subsidiary, (i) the full correct and legal name of such Subsidiary, (ii) the type of organization of such Subsidiary, (iii) the jurisdiction of organization of such Subsidiary, (iv) the organizational ID number (if applicable) of such Subsidiary, (v) each Person holding ownership interests in such Subsidiary and (vi) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Each of the Borrower and its Subsidiaries owns, or will own on the Effective Date (after giving effect to the transactions contemplated to occur on or before the Effective Date), free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 2, all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and there are no outstanding Equity Rights with respect to such Person.

(b)           Restrictions on Subsidiaries.  None of the Subsidiaries of the Borrower are, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 7.08.

SECTION 4.13 Real Property.  Set forth on Schedule 3 is a list, as of the date hereof, and as of the Effective Date (after giving effect to the transactions contemplated to occur on or before the Effective Date), of all of the real property interests held by the Borrower and its Subsidiaries, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee and the location of the respective property.  Except as set forth on Schedule 3 or pursuant to Schedule 7, no portion of the property encumbered by a Mortgage includes improved real property that is or will be located in an area that has been identified by the Director of the Federal Emergency Management Agency as an area having special flood hazards and in respect of which flood insurance is required under the National Flood Insurance Reform Act of 1994, as amended, and related legislation (the “Flood Laws”).

ARTICLE V

CONDITIONS

SECTION 5.01 Effective Date.  The deemed making of the Loans hereunder pursuant to Section 2.01 shall not become effective until the date on which the Lenders shall have received each of the following documents, each of which shall be satisfactory to the Lenders in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a)           Executed Counterparts.  From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Lenders (which may include electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b)           Confirmation of Plan of Reorganization.  A certified copy of the order (the “Confirmation Order”), which shall be in form and substance satisfactory to the Lenders, entered by the Bankruptcy Court after due notice to all creditors and other parties-in-interest and as entered on the docket of the Clerk of the Bankruptcy Court confirming the Plan of Reorganization and authorizing the Obligors to enter into the Loan Documents.  The Confirmation Order shall be in full force and effect, shall not have been modified, reversed, stayed or vacated, and shall be valid, subsisting and continuing.  The Plan of Reorganization, any amendments thereto and the related conclusions of law and findings of fact shall be in form and substance satisfactory to the Lenders. The Plan of Reorganization shall be effective and all conditions to such effectiveness shall have been satisfied or waived.  The Obligors shall have consummated (or shall be simultaneously consummating) the Plan of Reorganization in accordance with the terms thereof, and all conditions precedent to the effectiveness of the Plan of Reorganization shall have been (or are simultaneously being) fulfilled (or waived in accordance with the terms of the Plan of Reorganization).  The Lenders shall have received evidence, in form and substance satisfactory to the Lenders, that all consents, approvals or withholding of objections appropriate or necessary to consummate the Plan of Reorganization and the Loan Documents have been obtained.

(c)           Opinion of Counsel.  A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel, covering such matters relating to the Borrower, this Agreement or the Transactions as the Lenders shall reasonably request (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(d)           Opinion(s) of Local Counsel.  Opinions, dated the Effective Date, of local gaming counsel in the respective jurisdictions in which the Borrower and the Subsidiaries conduct business, in each case covering such matters as the Lenders may reasonably request (and each Obligor hereby instructs such counsel to deliver such opinion(s) to the Lenders and the Administrative Agent).

(e)           Corporate Documents.  Such documents and certificates as the Lenders may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Lenders.

(f)            Officer’s Certificate.  A certificate, dated the Effective Date and signed by the Manager or other authorized signatory of the Borrower, confirming compliance with the conditions set forth in the lettered clauses (A) and (B) of the last sentence of this Section.

(g)           Security Agreement.  The Security Agreement, duly executed and delivered by the Borrower, the Subsidiary Guarantors and the Administrative Agent and the certificates identified in Schedule 2 hereto, accompanied by undated stock powers executed in blank.  In addition, the Borrower and the Subsidiary Guarantors shall have taken such other action as the Administrative Agent shall have requested in order to perfect the security interests created pursuant to the Security Agreement.

(h)           Governmental Authorizations, Consents and Approvals.  Evidence that the Borrower and each Subsidiary Guarantor shall have obtained all authorizations from Governmental Authorities, consents of other Persons and approvals, including any Gaming Board approvals, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the Plan of Reorganization, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Lenders.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the Plan of Reorganization or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.  The Lenders shall have received a copy (or other evidence satisfactory to the Lenders) of each authorization, consent or approval from the Gaming Boards or any other Governmental Authority as may be necessary under the Gaming Laws or other applicable laws to create, in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, perfected first priority security interests and Liens pursuant to the Security Documents, including an effective and valid pledge of the Pledged Shares (as defined in the Security Agreement).

(i)            Trademark Security Agreement.  The Trademark Security Agreement executed by the Borrower and the Subsidiary Guarantors.

(j)            Satisfaction of Prepetition Credit Agreement.  The satisfaction of the Prepetition Credit Agreement in the manner contemplated by the Plan of Reorganization, together with a termination and release agreement with respect to the Prepetition Credit Agreement and all related documents, duly executed by the Prepetition Agent, together with a termination of security interest in intellectual property for each assignment for security to be recorded by the Prepetition Agent at the United States Patent and Trademark Office and covering any intellectual property of the secured parties under the Prepetition Credit Agreement, and UCC-3 termination statements for all UCC-1 financing statements filed by the Prepetition Agent on behalf of the Prepetition Lenders and covering any portion of the Collateral (as defined in the Security Agreement).

(k)           Lien Searches.  Certified copies of requests for information or copies dated a date reasonably near the date hereof listing all effective financing statements which name the Borrower (under its name or any previous name) and each of its Subsidiaries as transferor or debtor and which are filed in jurisdictions in which the filings were made pursuant to clause (l) below and in any other jurisdiction that is necessary or appropriate, together with copies of such financing statements.

(l)            UCCs.  Acknowledgment copies of proper financing statements, naming the Borrower and each of its Subsidiaries as debtors and the Administrative Agent as secured party, in respect of the security interest granted under the Security Agreement or other similar instruments or documents as may be necessary, or in the opinion of the Administrative Agent desirable, under the Uniform Commercial Code or any comparable law to perfect the security interests contemplated by the Security Documents, copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person other than the Administrative Agent in any property of the Borrower or any of its Subsidiaries that are not permitted by the Loan Documents and evidence that all filing fees, taxes or other amounts required to be paid in connection therewith have been paid.

(m)          Adequate Protection Payments under the Plan of Reorganization.  Evidence that all accrued and unpaid adequate protection payments payable to the Prepetition Lenders under the Plan of Reorganization shall have been paid in full.

(n)           Other Documents.  Such other documents as the Administrative Agent or any Lender may reasonably request.

The deemed making of the Loans hereunder pursuant to Section 2.01 is additionally subject to the satisfaction of the following conditions:

(A)          the representations and warranties of the Borrower set forth in this Agreement, and of each Obligor in each of the other Loan Documents to which it is a party, shall be true and correct on and as of the Effective Date; and

(B)           at the time of and immediately after giving effect to the deemed making of such Loans, no Default shall have occurred and be continuing.

SECTION 5.02 Fees.  The deemed making of the Loans hereunder pursuant to Section 2.01 is also subject to the payment or delivery by the Borrower of such fees and other consideration as the Borrower shall have agreed to pay or deliver to any Lender or an affiliate thereof or the Administrative Agent in connection herewith, including the reasonable fees and expenses of legal counsel to WTC, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the Loans hereunder.

SECTION 5.03 Notice of Effective Date. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ (or other equivalent) equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, for the first such fiscal quarter ended after the date hereof, within 60 days after the end of such fiscal quarter), the consolidated balance sheet and related statements of operations, stockholders’ (or other equivalent) equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           as soon as available, but in any event within 25 days after the end of each calendar month (including any calendar month which is the last month in any fiscal quarter or fiscal year of the Borrower), the consolidated balance sheet and related statements of operations, stockholders’ (or other equivalent) equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such calendar month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)           as soon as available, but in any event at least 15 days before the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Required Lenders, of consolidated balance sheets and statements of income or operations of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs), substantially in the form of the financial projections delivered to the Administrative Agent and the Lenders prior to the Effective Date;

(e)           concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a duly completed certificate substantially in the form of Exhibit D signed by a Financial Officer of the Borrower;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(g)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

SECTION 6.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt (and in any event not later than three Business Days) written notice of the following:

(a)           the occurrence of any Default;

(b)           (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) any Gaming Board has indicated its intent to consider or act upon a License Revocation;

(c)           the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000;

(d)           the assertion of any environmental matters or any Environmental Liability by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matters, Environmental Liability or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(e)           receipt of any written communication to the Borrower or any of its Subsidiaries from any Gaming Board advising it of a violation of or non-compliance with any Gaming Law by the Borrower or any of its Subsidiaries, including without limitation copies of the Nevada “Regulation 6.090 Report”;

(f)            any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries; and

(g)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

SECTION 6.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and use a standard of care typical in the industry in the operation and maintenance of its facilities.

SECTION 6.06 Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies not affiliated with the Borrower, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, with, Subject to Section 6.11, the Administrative Agent designated as the loss payee or additional named insured.  Subject to Section 6.11, such insurance policies shall provide that no cancellation or material change in coverage shall be effective until after 30 days’ prior written notice to the Administrative Agent.  If any portion of the improved property covered by any Mortgage is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), then Borrower shall maintain, or cause the applicable Subsidiary to maintain, with a financially sound and reputable insurer, flood insurance in an amount as the Administrative Agent may from time to time reasonably require, but in no event less that an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws, and shall otherwise comply with the Flood Laws.  If the Borrower fails to pay any required insurance premium, the Administrative Agent shall have the right, but not the obligation, to obtain reasonable replacement coverage and advance funds to pay the premiums for it on behalf of the Lenders.  The Borrower shall repay the Administrative Agent immediately on demand for any advance for such premiums, which shall accrue interest from the date of such advance at a rate per annum equal to 2.00% plus the rate applicable to ABR Loans as provided in Section 2.06(a).

SECTION 6.07 Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (and which, in the case of any inspection by any Lender, shall be at the expense of such Lender); provided that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower.

SECTION 6.08 Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including without limitation any Gaming Board, applicable to it or its property, including any Environmental Laws (and respond to any release or threatened release of Hazardous Materials as required for compliance with any Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.09 Use of Proceeds.  The Loans deemed made on the Effective Date shall be in partial satisfaction of the obligations owing by the Obligors to holders of the Prepetition Credit Agreement in accordance with the Plan of Reorganization.  No part of the proceeds of any Loan deemed made hereunder will be used, whether directly or indirectly, in any manner that causes or might cause such Loan or the application of such proceeds to violate the Regulations of the Board, including Regulations T, U and X, or any other regulation thereof, or to violate the Securities Exchange Act of 1934.

SECTION 6.10 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)           Subsidiary Guarantors.  The Borrower will, and will cause each of its Subsidiaries to, take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower are “Subsidiary Guarantors” and “Obligors”, as applicable, hereunder and under the

Security Documents.  Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary that shall constitute a Subsidiary hereunder, the Borrower and its Subsidiaries will cause such new Subsidiary to (i) become (x) a “Subsidiary Guarantor” hereunder and (y) a “Subsidiary Guarantor” and an “Obligor” under the Security Agreement, (ii) take such action (including delivering such shares of stock, executing and delivering such Uniform Commercial Code financing statements and executing and delivering mortgages or deeds of trust covering the real property and fixtures owned or leased by such Subsidiary) as shall be necessary (or requested by the Administrative Agent or the Required Lenders) to create and perfect valid and enforceable first priority Liens on substantially all of the property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder, in each case except as provided herein or in the Security Documents and (iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Article V on the Effective Date or as the Administrative Agent shall have requested.

(b)           Ownership of Subsidiaries.  The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary.  In the event that any additional Equity Interests shall be issued by any Subsidiary, the respective Obligor agrees forthwith to deliver to the Administrative Agent pursuant to the Security Agreement the certificates evidencing such Equity Interests, accompanied by undated stock powers or assignments executed in blank, and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Security Agreement, in each case except as provided herein or in the Security Documents.

(c)           Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, the Borrower will, and will cause each other Obligor to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, perfected first priority security interests and Liens in substantially all of the property of such Obligor as collateral security for its obligations hereunder; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

If any Obligor shall acquire any real property interest, including improvements, after the Effective Date having a fair market value of $500,000 or more (or shall make improvements upon any existing real property interest resulting in the fair market value of such interest together with such improvements being equal to $500,000 or more), then (subject, in the case of any such interest that is a leasehold interest, to the delivery by the relevant landlord(s) of any required landlord consent) it will (or, as applicable, will cause the respective Subsidiary holding such real property interest to) execute and deliver in favor of the Administrative Agent a mortgage, deed of trust or deed to secure debt (as appropriate for the jurisdiction in which such respective real property is situated) pursuant to which such Obligor will create a Lien upon such real property interest (and improvements) in favor of the Administrative Agent for the benefit of the Secured Parties as collateral security for the obligations of such Obligor under this Agreement or, as applicable, under the respective Assumption Agreement to which such Obligor is a party, and will deliver (or in the case of landlords’ consents, will use its best efforts to cause the relevant landlord(s) to deliver) such opinions of counsel, landlords’ consents, title insurance policies, surveys and such other documents and materials as the Administrative Agent shall reasonably request in connection therewith.

Notwithstanding anything in this Agreement to the contrary, the Borrower will not, nor will it permit any of its Subsidiaries to, acquire any additional Equity Interests of any Subsidiary (including by way of Restricted Payments made by any Subsidiary in additional shares of common stock or equivalent ownership interests) or form a new Subsidiary without, in each case, first obtaining the prior approval of the Gaming Boards and any other applicable Governmental Authority under the Gaming Laws (or, if no such approval is required, an opinion of outside nationally recognized counsel stating that no such approval is required) for the Borrower or any of its Subsidiaries to (x) create, in favor of the Administrative Agent and the Lenders, a perfected first priority security interest and Lien in all the Equity Interests of such Subsidiary pursuant to the Security Agreement and (y) covenant not to encumber or Dispose of such Equity Interests pursuant to Section 7.02 and Section 7.03 respectively.

SECTION 6.11  Post-Closing Items.  The Borrower will, and will cause each of its Subsidiaries to, take such action as shall be necessary to satisfy the requirements set forth on Schedule 7 within the applicable period set forth on Schedule 7.

ARTICLE VII

NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 7.01 Indebtedness.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created pursuant to any Loan Document;

(b)           Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(c)           Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

(d)           Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(e)           Indebtedness outstanding on the date hereof and listed on Schedule 5 and any refinancings, refundings, renewals of extensions thereof, provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and (when taken as a whole) other material terms, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Obligors or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(f)            Indebtedness in respect of Capital Leases Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.02(e), provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000; and

(g)           other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

SECTION 7.02 Liens.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to the Security Documents;

(b)           Permitted Encumbrances;

(c)           any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d)           Liens existing on the date hereof and listed on Schedule 6 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.01(e);

(e)           Liens securing Indebtedness permitted under Section 7.01(f) with respect to the property financed by such Indebtedness, provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(f)            other Liens on property having an aggregate value not in excess of $1,000,000.

SECTION 7.03 Fundamental Changes.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or property from, or Equity Interests of, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business.  The Borrower will not, nor will it permit any of its Subsidiaries to, Dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests, but excluding (x) obsolete or worn-out property, tools or equipment no longer used or useful in its business so long as the amount thereof sold in any single fiscal year by the Borrower and its Subsidiaries shall not have a fair market value in excess of $100,000 and (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms).

Notwithstanding the foregoing provisions of this Section, subject to compliance with all applicable Gaming Laws:

(a)           any Subsidiary of the Borrower may be merged or consolidated with or into any other such Subsidiary;

(b)           any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary of the Borrower; and

(c)           the Equity Interests of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any Subsidiary of the Borrower.

SECTION 7.04 Lines of Business.  The Borrower will not, nor will it permit any of its Subsidiaries to, engage in any business other than the business of operating slot machines, video poker machines or other electronic gaming devices at premises owned and operated by third parties, operating casinos and other lines of business incidental thereto.

SECTION 7.05 Investments.  The Borrower will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

(a)           operating Deposit Accounts with the domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, provided that such Deposit Accounts comply with the conditions contained in Section 5.04(d) of the Security Agreement;

(b)           Cash Equivalents;

(c)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)           any Investment made in settlement of gambling debts incurred by patrons of any casino owned or operated by the Borrower or any of its Subsidiaries which settlements have been entered into in the ordinary course of business; and

(e)           other Investments made when no Default or Event of Default has occurred and remains continuing in an aggregate amount not to exceed $20,000,000, provided that for the purposes of this Section 7.05(e) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

SECTION 7.06 Restricted Payments.  The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, provided that (a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower, (b) the Borrower may make Restricted Payments in order to redeem or repurchase any of its Equity Interests to the extent the same is necessary or reasonably advisable in order to comply with any order or direction of any Gaming Board and (c) so long as no Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments in cash to its members in an amount equal to the Tax Payment Amount with respect to any fiscal period or portion thereof (net of Restricted Payments previously made under this clause (c) in respect of such period), so long as at least fifteen days prior to making any such Restricted Payment, the Borrower shall have delivered to the Lenders (i) notification of the amount and proposed payment date of such Restricted Payment and (ii) a statement of the Financial Officer (and, in the event such period is a full fiscal year, the Borrower’s independent certified public accountants) setting forth a detailed calculation of the Tax Payment Amount for such period and showing the amount of such Restricted Payment and all previous Restricted Payments made pursuant to this clause (c) in respect of such period.

SECTION 7.07 Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 7.06.

SECTION 7.08 Restrictive Agreements. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that:

(i)            the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the Security Documents; and

(ii)           clause (a) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 7.09 Optional Prepayment and Modifications of Certain Documents.  The Borrower will not, nor will it permit any of its Subsidiaries to amend, modify, replace or otherwise change, or consent or agree to any amendment, modification, replacement, supplement or waiver of, its certificate of incorporation, bylaws or other organizational documents, or any of the provisions thereof.

SECTION 7.10  Certain Financial Covenants.

(a)           Capital Expenditures.  The Borrower will not, nor will it permit any of its Subsidiaries to, make or become legally obligated to make any Capital Expenditure except:

(i) Capital Expenditures in connection with the expansion, improvement or development of the hotel, casino and gaming facilities of the Borrower and its Subsidiaries located in Iowa in an aggregate amount not to exceed $10,000,000; and

(ii) during each fiscal year, Capital Expenditures (in addition to the Capital Expenditures permitted in clause (i) above) in an aggregate amount not to exceed the amount set forth below opposite such fiscal year:

Fiscal Year	Capital Expenditure
2011	$35,000,000
2012	$30,800,000
2013	$30,800,000
2014	$30,800,000
2015	$30,800,000

(b)           Leverage Ratio.  The Borrower will not permit the Leverage Ratio to exceed the following respective ratios at any time during the following respective periods:

Period	Ratio

From and including March 31, 2011 to but excluding March 31, 2012	6.00 to 1

From and including March 31, 2012 to but excluding December 31, 2012	5.50 to 1

From and including December 31, 2012 to but excluding December 31, 2013	5.25 to 1

From and including December 31, 2013 to but excluding December 31, 2014	5.00 to 1

From and including December 31, 2014 to but excluding December 31, 2015	4.75 to 1

From and including December 31, 2015 and thereafter	4.50 to 1

(c)           Interest Coverage Ratio.  The Borrower will not permit the Interest Coverage Ratio to be less than the following respective ratios at any time during the following respective periods:

Period	Ratio

From and including March 31, 2011 to but excluding June 30, 2011	1.50 to 1

From and including June 30, 2011 to but excluding September 30, 2011	1.60 to 1

From and including September 30, 2011 to but excluding March 31, 2012	1.70 to 1

From and including March 31, 2012 to but excluding March 31, 2013	1.80 to 1

From and including March 31, 2013 to but excluding March 31, 2014	1.90 to 1

From and including March 31, 2014 to but excluding March 31, 2015	2.00 to 1

From and including March 31, 2015 to but excluding September 30, 2015	2.10 to 1

From and including September 30, 2015 and thereafter	2.15 to 1

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made in any material respect;

(d)           (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), Section 6.03 (with respect to the Borrower’s existence), Section 6.06, Section 6.09, Section 6.10 or Section 6.11 or in Article VII or (ii) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Article III or in any Security Document;

(e)           any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after the earlier of (i) the date upon which the Borrower has knowledge of such event and (ii) notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f)            the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          a reasonable basis shall exist for the assertion against the Borrower or any of its Subsidiaries, or any predecessor in interest of the Borrower or any of its Subsidiaries, of (or there shall have been asserted against the Borrower or any of its Subsidiaries) any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries or predecessors that, in the judgment of the Required Lenders, are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

(n)           a Change in Control shall occur;

(o)           the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor; or

(p)           any License Revocation in respect of locations accounting, in the aggregate, for more than $5,000,000 in revenue for the period of four fiscal quarters most recently ended occurs and remains continuing for more than three Business Days, then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor and (ii) exercise all rights and remedies available to it and the Lenders under the Loan Documents; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Section, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor. Each of the Administrative Agent and the Lenders acknowledges that its ability to pursue the remedies described above is subject to, and limited by, the terms of applicable Gaming Laws.

SECTION 8.02 Application of Payments. Anything herein to the contrary notwithstanding, and subject to the Security Agreement, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the

Required Lenders, all payments received by the Administrative Agent (including any payments received in respect of optional and mandatory prepayments under Section 2.04) shall be applied as follows:

(i)            first, to the payment to the Administrative Agent of its costs and expenses, if any, of collection including reasonable out-of-pocket costs and expenses of the Administrative Agent and the reasonable fees and expenses of its agents and its counsel, and all expenses incurred and advances made by the Administrative Agent in connection therewith or under the Loan Documents;

(ii)           next, to the payment in full of the principal of and interest on the Loans, in each case ratably in accordance with the respective amounts thereof; and

(iii)          finally, after the payment in full of the principal and interest on the Loans, to the Obligors, or their respective successors or assigns, or as a court of competent jurisdiction may direct.

ARTICLE IX

AGENCY

SECTION 9.01 Administrative Agent.  Each of the Lenders hereby irrevocably appoints (and is deemed by its acceptance of its Loan to appoint) WTC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and irrevocably authorizes (and is deemed by its acceptance of its Loan to authorize) the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Obligor shall have rights as a third party beneficiary of any of such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative

Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (unless an Event of Default shall have occurred and be continuing), to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender, by accepting its Loans hereunder, shall be deemed to acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, by accepting its Loans hereunder, shall also be deemed to acknowledge that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

The Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each Lender) documents related to the Mortgages that it receives in connection with the Flood Laws. In connection therewith, the Administrative Agent reminds each Lender and participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:

(i)            if to the Borrower or any Subsidiary Guarantor, to it at 3440 West Russell Road, Las Vegas, NV 89118, Attention of David D. Ross (Telephone No. (702) 889-7625);

(ii)           if to the Administrative Agent, to Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention of James A. Hanley (Telecopier No. (302) 636-4145; Telephone No. (302) 636-6453); and

(iii)          if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).

SECTION 10.02 Waivers; Amendments.

(a)           No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent or any Lender in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Amendments.  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i)            reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby,

(ii)           postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby,

(iii)          change Section 2.11(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby,

(iv)          change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,

(v)           consent to the assignment or transfer by any Obligor of any of its rights and obligations under any Loan Document, without the written consent of each Lender;

(vi)          amend, modify, terminate or waive any provision of Section 10.04(b)(iv), without the written consent of each Lender; or

(vii)         (A) release all or substantially all of the collateral or otherwise terminate all or substantially all of the Liens created under the Security Documents, (B) agree to additional obligations being secured by all or substantially all of the collateral (unless the Lien on such additional obligations shall be junior to the Lien created under the Security Documents, in which event the Administrative Agent with the consent of the Required Lenders may consent to such junior Lien), (C) alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of such collateral or (D) release all or substantially all of the Subsidiary Guarantors from their guarantee obligations hereunder, in each case without the written consent of each Lender, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of a disposition of property permitted hereunder, and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, and (y) that any modification or supplement of Article III shall require the consent of each Subsidiary Guarantor.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel or advisors for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel or advisors for the Administrative Agent or any Lender) following the occurrence of an Event of Default and (iv) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, any payments that the Administrative Agent is required to make under any indemnity issued to any bank referred to in the Security Agreement to which remittances in respect of Deposit Accounts, as defined therein, are to be made, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several obligations.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 10.04 Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto (and each Lender, by its acceptance of its Loan, shall be deemed to be a party hereto) and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (except as permitted under Section 10.02(b)(v)) without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, U.S. Bank National Association, to the extent contemplated by the Security Agreement, Participants, to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) to any Person; provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          In the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and

Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date”) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Required Consents.  No consent shall be required for any assignment except (1) to the extent required by paragraph (b)(i)(B) of this Section, (2) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund and (3) the consent of the Administrative Agent and the Borrower shall be required if such assignment is to a Person that is a Disqualified Lender.

(iii)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the case of multiple contemporaneous assignments to or by related Approved Funds), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv)          No Assignments to the Borrower, Etc.  No such assignment shall be made to the Borrower, any Subsidiaries thereof, any Affiliate of the Borrower (other than any Lender or any Affiliate thereof) or their respective Affiliates, or a natural person without the consent of each Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.09 and Section 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loans owing to each Lender, pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall provide any Lender with a copy of the Register upon its reasonable request.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates (other than any Lender or any Affiliate thereof) or

Subsidiaries) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.02(b) that affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.09 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant shall be subject to Section 2.11(d) as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.08 and Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.10 unless the Borrower is notified of the participation sold to such Participant and such Participant shall comply with Section 2.10(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Gaming Laws.  Notwithstanding anything to the contrary herein, the rights of the Lenders to make assignments and grant participations shall be subject to the approval of the Gaming Boards, to the extent required by applicable Gaming Laws.

SECTION 10.05 Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Section 2.08, Section 2.09, Section 2.10, Section 3.03 and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article V, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of such Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Obligor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Etc.

(a)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Submission to Jurisdiction.  Each Obligor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 10.10 WAIVER OF JURY TRIAL.  EACH PARTY HERETO (AND EACH OF THE LENDERS , BY ITS ACCEPTANCE OF ITS LOANS) HEREBY  IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality.

(a)           Treatment of Certain Information.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans or the termination of this Agreement or any provision hereof.

(b)           Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and Approved Funds and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than an Obligor.

For purposes of this Section, “Information” means all information received from any Obligor or any of its Subsidiaries relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by an Obligor or any of its Subsidiaries; provided that, in the case of information received from an Obligor or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13 USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.

SECTION 10.15 Application of Gaming Laws.

(a)           This Agreement and the other Loan Documents are subject to Gaming Laws. Without limiting the foregoing, the Lenders, the Administrative Agent and the Obligors acknowledge that (i) they are subject to the jurisdiction of the Gaming Boards, in their discretion, for licensing, qualification or findings of suitability or to file or provide other information and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the collateral described in the Security Documents and the ownership and operation of facilities are subject to the jurisdiction of the Gaming Boards, and may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Boards.

(b)           The Lenders, the Administrative Agent and the Obligors agree to cooperate with all Gaming Boards in connection with the provision in a timely manner of such documents or other information as may be requested by such Gaming Boards relating to the Loans or Loan Documents, and to cooperate with any Gaming Board in connection with the administration of such Gaming Board’s regulatory jurisdiction over the Borrower or any Subsidiary and in connection with any licensing, qualification, findings of suitability or other approvals or actions necessary or advisable to be obtained from time to time from any Gaming Board.

(c)           If following the occurrence and during the continuance of an Event of Default it shall become necessary or, in the opinion of the Administrative Agent, advisable for an agent, supervisor, receiver or other representative of the Lenders to become licensed or found qualified under any Gaming Laws as a condition to receiving the benefit of any collateral encumbered by the Loan Documents or to otherwise enforce the rights of the Lenders and the Administrative Agent under the Loan Documents, each Obligor hereby agrees to consent to the application for such license or qualification and to execute such further documents as may be required in connection with the evidencing of such consent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HERBST GAMING, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

SUBSIDIARY GUARANTORS

ZANTE, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

THE SANDS REGENT, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

PLANTATION INVESTMENTS, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

LAST CHANCE, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

DAYTON GAMING, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

E-T-T, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

MARKET GAMING, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

HGI — LAKESIDE, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

HGI — ST. JO, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

HGI — MARK TWAIN, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

CARDIVAN, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

CORRAL COUNTRY COIN, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

CALIFORNIA PROSPECTORS, LTD.

By	/s/ David Ross
Name: David Ross
Title: Manager

FLAMINGO PARADISE GAMING, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

THE PRIMADONNA COMPANY, LLC

By	/s/ David Ross
Name: David Ross
Title: Manager

ADMINISTRATIVE AGENT

WILMINGTON TRUST COMPANY,
as Administrative Agent

By	/s/ James A. Hanley
Name: James A. Hanley
Title: Vice President